Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

NEXITY FINANCIAL CORPORATION

Nexity Financial Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Nexity Financial Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 12, 1999 under the name “GIBC, Inc.” which has been further restated.

2. This Certificate of Amendment amends the Restated Certificate of Incorporation of this Corporation by deleting section 4.01 to Article IV in its entirety and adding a new section 4.01 to Article IV thereto.

“ARTICLE IV

4.01 Upon the Certificate of Amendment to the Restated of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of the Corporation’s common stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, automatically will be reclassified as and converted into one fourth (1/4) of a share of the Corporation’s common stock, par value $0.01 per share (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of surrendering the same for exchange, represent (i) a number of whole shares of the New Common Stock equal to the result obtained by dividing the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by four and (ii) the right to receive cash in lieu of a fraction of a share of New Common Stock.

The total number of shares (the “Shares”) of all classes of stock which the Corporation shall have the authority to issue is 55,000,000 shares of which 5,000,000 shares of the par value of $0.01 per share are to be Preferred Stock and 50,000,000 shares of the par value of $0.01 per share are to be Common Stock (i.e., the New Common Stock as described above).

3. This Certificate of Amendment to the Restated Certificate of Incorporation was recommended by the directors of the Corporation and was duly adopted in accordance with the applicable provision of Section 242 of the General Corporation Law of the State of Delaware by a majority vote of the outstanding stock entitled to vote thereon by the stockholders of the Corporation in a special meeting held on August 31, 2005.”

IN WITNESS WHEREOF, said Nexity Financial Corporation has caused this certificate to be executed by its duly authorized officer, this 1st day of September, 2005.

David E. Long President

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